Filed Pursuant to Rule 424(b)(5)
Registration No. 333-161948

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value	10,350,000(1)	$10.50	$108,675,000	$6,065(2)

(1)
Includes 1,350,000 shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2)
The filing fee is being calculated and being paid pursuant to Rule 457(r) under the Securities Act of 1933, as amended, and relates to the Registration Statement on Form S-3 (file No. 333-161948) filed by the Registrant on September 16, 2009.

Prospectus supplement
(To prospectus dated September 16, 2009)

9,000,000 shares

VIVUS, Inc.

Common stock

We are offering 9,000,000 shares of our common stock, par value $0.001 per share.

Our common stock is listed on The NASDAQ Global Market under the symbol "VVUS". On September 17, 2009, the last reported sales price of our common stock on The NASDAQ Global Market was $10.57 per share.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should read carefully the discussion of material risks of investing in our common stock under the headings "Risk Factors" on page S-12 of this prospectus supplement and in our Annual Report on Form 10-K for the annual period ended December 31, 2008 and in the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009, which have been filed with the Securities and Exchange Commission and are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Per share	Total

Public offering price	$10.50	$94,500,000
Underwriting discounts and commissions	$0.55125	$4,961,250
Proceeds, before expenses, to us	$9.94875	$89,538,750

We have granted the underwriters the right to purchase up to 1,350,000 additional shares of common stock to cover any over-allotments. The underwriters can exercise this right at anytime within 30 days after the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver shares against payment on or about September 23, 2009.

Sole book-running manager
J.P.Morgan

JMP Securities	Lazard Capital Markets	Merriman Curhan Ford

September 17, 2009

Prospectus supplement

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents we have referred you to in the sections of this prospectus supplement entitled "Information incorporated by reference" and "Where you can find more information."

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About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated September 16, 2009, including the documents incorporated by reference, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission, or SEC, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

All references in this prospectus supplement and the accompanying prospectus to "VIVUS," "the Company," "we," "us," "our," or similar references refer to VIVUS, Inc., and its subsidiaries, except where the context otherwise requires or as otherwise indicated.

This prospectus supplement contains references to a number of our trademarks that are registered or are subject to pending applications or to which we have common law rights. These include, but are not limited to, the following: VIVUS®, Qnexa™, Luramist™, Evamist™, MDTS® and MUSE®. Each trademark, trade name or service mark of any other company appearing in this prospectus supplement or the accompanying prospectus belongs to its holder.

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Prospectus supplement summary

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read and consider carefully the more detailed information in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference in this prospectus supplement and the accompanying prospectus and the information included in any free writing prospectus that we have authorized for use in connection with this offering. If you invest in our common stock, you are assuming a high degree of risk. See "Risk factors."

Company overview

VIVUS, Inc. is a biopharmaceutical company, incorporated in 1991, dedicated to the development and commercialization of therapeutic products for large underserved markets. Currently, we have one drug that has been approved by the U.S. Food and Drug Administration, or the FDA, and several investigational drug candidates in late stages of clinical development, and we are focused on market opportunities in obesity, diabetes and sexual health. With respect to obesity, it is estimated that the potential worldwide pharmaceutical market for obesity could exceed $5 billion annually. Annual sales of approved drugs for diabetes currently exceed $10 billion. The indications targeted by our investigational sexual health product candidates each represent a projected market greater than $1 billion annually. We market MUSE, a legacy product, as a prescription product for the treatment of erectile dysfunction in the United States and, together with our partners, internationally. We believe that the local delivery of MUSE directly to erectile tissues minimizes systemic drug exposure, resulting in a relatively safe treatment that minimizes the chances of systemic interactions with other drugs or diseases. Over 14 million units of MUSE have been sold since we introduced MUSE to the market.

Recent developments

On September 9, 2009, we announced results of our pivotal Phase 3 trials, EQUIP and CONQUER, for Qnexa. Based upon these results and the results of prior clinical trials for Qnexa, we anticipate filing a new drug application, or NDA, with the FDA by the end of 2009. Qnexa is our proprietary oral investigational drug candidate for the treatment of obesity, incorporating low doses of active ingredients from two previously approved products, topiramate and phentermine. We have previously completed the Special Protocol Assessment, or SPA, process and have agreement with the FDA regarding key elements of the pivotal Phase 3 protocols (OB-301 and OB-303) of Qnexa for the treatment of obesity and weight-related co-morbidities.

EQUIP (OB-302)

The EQUIP study included 1,267 morbidly obese patients (1,050 females and 217 males) across 93 centers in the United States. The average baseline body mass index, or BMI, of the study population was 42.1 kg/m2 and baseline weight was 256 pounds (a BMI of >30 kg/m2 is classified as obese per guidelines from the U.S. Department of Health and Human Services). Patients had a 4-week dose titration period followed by 52 weeks of treatment. The study was a randomized, double-blind, placebo-controlled, 3-arm, prospective trial with patients randomized to receive once-a-day treatment with low-dose Qnexa, full-dose Qnexa or placebo. Patients were asked to follow a hypocaloric diet representing a 500-calorie/day deficit and advised to implement a simple lifestyle modification program. Weight loss results from the study are summarized as follows:

	ITT-LOCF				Completers
EQUIP (OB-302) 56 weeks	Placebo (n=498)	Qnexa low dose (n=234)		Qnexa full dose (n=498)	Placebo (n=241)	Qnexa low dose (n=138)		Qnexa full dose (n=301)

Mean weight loss (%)	1.6%	5.1%	*	11.0%	2.5%	7.0%	*	14.7%	*
Greater than or equal to 5% weight loss rate	17%	45%	*	67%*	26%	59%	*	84%	*

ITT-LOCF: Intent-to-treat with last observation carried forward

*
p<0.0001 vs. placebo

CONQUER (OB-303)

The CONQUER study included 2,487 overweight and obese patients (1,737 females and 750 males) with high blood pressure, high cholesterol or type 2 diabetes across 93 centers in the United States. The average baseline BMI of the study population was 36.6 kg/m2 and baseline weight was 227 pounds. Patients had a 4-week dose titration period followed by 52 weeks of treatment. The study was a randomized, double-blind, placebo-controlled, 3-arm, prospective trial with patients randomized to receive once-a-day treatment with mid-dose Qnexa, full-dose Qnexa or placebo. Patients were asked to follow a hypocaloric diet representing a 500-calorie/day deficit and advised to implement a simple lifestyle modification program. Weight loss results from the study are summarized as follows:

	ITT-LOCF					Completers
CONQUER (OB 303) 56 weeks	Placebo (n=979)	Qnexa mid dose (n=488)		Qnexa full dose (n=981)		Placebo (n=564)		Qnexa mid dose (n=344)		Qnexa full dose (n=634)

Mean weight loss (%)	1.8%	8.4%	*	10.4%	*	2.4%	*	10.5%	*	13.2%	*
Greater than or equal to 5% weight loss rate	21%	62%	*	70%	*	26%		75%	*	85%	*

*
p<0.0001 vs. placebo

The primary efficacy endpoint for Phase 3 weight loss trials, as recommended by the FDA, is at least a 5% mean reduction in baseline body weight compared to placebo or at least 35% of patients losing 5% or more of their baseline body weight. In Europe, the Committee for Medicinal Products for Human Use of the European Medicines Agency has recommended that demonstration of significant weight loss of at least 10% of baseline weight is considered to be a valid primary endpoint for anti-obesity drugs. The FDA and foreign authorities require pivotal obesity studies to be conducted for at least one year. Although the results for both of our Phase 2 studies and all of our Phase 3 obesity trials met these current guidelines for efficacy, there can be no assurance that these results will be acceptable to the FDA.

On July 31, 2009 we reported our June 30, 2009 financial results which included our current cash and cash equivalents balance of $144.2 million.

Our investigational drug candidates

Our investigational drug pipeline includes three late-stage clinical drug candidates. One of these investigational products, Qnexa, has recently completed Phase 3 clinical trials for obesity and has completed a Phase 2 clinical trial for diabetes. We anticipate filing an NDA with the FDA for Qnexa by the end of 2009. Avanafil is in Phase 3 trials for erectile dysfunction and we anticipate data from one of these trials, REVIVE (TA-301), by the end of 2009. Luramist is our investigational drug candidate for the treatment of hypoactive sexual desire disorder, or HSDD.

Product	Indication	Status	Commercial rights

Qnexa (phentermine and topiramate CR)	Obesity	Phase 3 studies completed; NDA filing by the end of 2009	Worldwide
Qnexa (phentermine and topiramate CR)	Diabetes	Phase 2 study completed	Worldwide
Avanafil (PDE5 inhibitor)	Erectile dysfunction	Phase 3 ongoing; Data by the end of 2009	Worldwide license from Mitsubishi Tanabe (ex. certain Asian markets)
Luramist (Testosterone MDTS)	Hypoactive sexual desire disorder	Phase 2 completed	United States (licensed from Acrux)

Qnexa for obesity

Obesity is a chronic condition that affects millions of people and often requires long-term or invasive treatment to promote and sustain weight loss. Approximately 65% of the U.S. population is overweight, and this number continues to trend upward. Obesity is the second leading cause of preventable death in the United States. The American Obesity Association estimates that approximately 127 million adults in the United States, or 64.5%, are overweight, and an estimated 60 million adults in the United States, or 30.5%, are obese. According to a study performed by the Centers for Disease Control and Prevention, or CDC, as reported in the Journal of the American Medical Association, an estimated 112,000 excess deaths a year in the United States are attributable to obesity. Additionally, Americans spend more than $30 billion annually on weight-loss products and services.

Qnexa is our proprietary oral investigational drug candidate for the treatment of obesity, incorporating low doses of active ingredients from two previously approved products, topiramate and phentermine. We believe that by combining these compounds, Qnexa targets excessive appetite and high threshold for satiety, or the feeling of being full, the two main mechanisms that impact eating behavior. Qnexa is a once-a-day capsule containing a proprietary formulation of controlled release topiramate and phentermine. Our U.S patent on Qnexa (US 7,056,890 B2) and our EU patent on Qnexa (EU EP 1187603) both expire in 2020.

EQUATE (OB-301) Phase 3 study

The obesity development program includes a six-month Phase 3 pivotal factorial-design study, known as EQUATE. The EQUATE study included 756 obese subjects (599 females and 157 males) across 32 centers in the United States. The average baseline BMI of the study population was 36 kg/m2, baseline weight was 223 pounds and average height was 5 feet 6 inches. The proportion of patients losing 5% or more of their initial body weight was 66% for full-dose, 62% for mid-dose and 15% for placebo (p<0.0001). The proportion of patients losing 10% or more of their initial body weight was 41% for full-dose, 39% for mid-dose and 7% for the placebo group (p<0.0001).

The EQUATE study met the primary endpoint by demonstrating weight loss with both the full-dose and mid-dose of Qnexa, as compared to the individual components and placebo. Subjects treated with full-dose and mid-dose Qnexa had an average weight loss of 9.2% and 8.5% respectively, as compared to weight loss of 1.7% reported in the placebo group (ITT-LOCF p<0000.1%). Average weight loss was 19.8 pounds and 18.2 pounds in the treatment arms as compared to 3.3 pounds in the placebo group. Qnexa was well-tolerated, with no drug-related serious adverse events in the study.

The most common drug-related adverse events reported for the full-dose, mid-dose and placebo group were paresthesia, or tingling of the extremities (23%, 16% and 3%, respectively), dry mouth (18%, 13% and 0%, respectively), altered taste (15%, 8% and 0%, respectively), headache (16%, 15% and13%, respectively) and constipation (15%, 7% and 8%, respectively). Reported drug-related adverse events for depression and altered mood were minimal (1.9%, 0.9% and 1.8%, respectively). Patients on antidepressants such as selective serotonin reuptake inhibitors (SSRI's) or serotonin-norepinephrine reuptake inhibitors (SNRI's) were allowed to participate in the studies. Subjects were monitored for depression and suicidality using the PHQ-9 questionnaire, a validated mental health assessment tool agreed to by the FDA for use in our studies. Individual depression assessments for each subject, as measured by PHQ-9, demonstrated statistically significant improvements (p<0.05) from baseline for both Qnexa treatment groups. Overall average completion rate for the Qnexa treatment group was 70%.

Subjects in the EQUATE study had a 4-week dose titration period followed by 24 weeks of treatment. The study was a randomized, double-blind, placebo-controlled, 7-arm, prospective trial with subjects randomized to receive once-a-day treatment with mid-dose Qnexa (7.5 mg phentermine/46 mg topiramate CR), full-dose Qnexa (15 mg phentermine/92 mg topiramate CR), the respective phentermine and topiramate constituents, or placebo. Subjects were asked to follow a hypocaloric diet representing a 500-calorie/day deficit and were advised to implement a simple lifestyle modification program.

The EQUATE study was designed as a weight loss trial; however, additional analysis of the results showed a control of blood sugar in these non-diabetic subjects treated with Qnexa as compared to the placebo group. Subjects treated with Qnexa had improvement in glycemic control as measured by a reduction in hemoglobin A1c (HbA1c) compared to placebo. The overall placebo-subtracted reduction in HbA1c was 0.11% and 0.10% for Qnexa full and mid-dose, respectively, over the 28-week treatment period (p < 0.0001). Baseline HbA1c levels were 5.48% and 5.42% for the full-dose and mid-dose groups.

EQUIP (OB-302) AND CONQUER (0B-303) Phase 3 studies

The obesity development program also includes two Phase 3 randomized, double-blind, placebo-controlled, 3-arm, prospective, multi-center studies comparing Qnexa to placebo over a 56-week treatment period. All Phase 3 studies utilized our once-a-day formulation of Qnexa, which at full dose contains 15 mg phentermine and 92 mg of a proprietary controlled release formulation of topiramate. The Phase 3 studies were designed to prospectively demonstrate the safety and efficacy of Qnexa in obese and overweight patients with different baseline characteristics. The co-primary endpoints for these studies evaluated the differences between treatments in mean percent weight loss from baseline to the end of the treatment period and the differences between treatments in the percentage of subjects achieving weight loss of 5% or more. Patients were asked to follow a hypocaloric diet representing a 500-calorie/day deficit and were advised to implement a simple lifestyle modification program.

The first year-long Phase 3 study, known as EQUIP, enrolled 1,267 morbidly obese patients (1,050 females and 217 males) with a BMI that equaled or exceeded 35 kg/m2 with or without controlled co-morbidities. The average baseline BMI of the study population was 42.1 kg/m2 and baseline weight was 256 pounds. Patients had a 4-week dose titration period followed by 52 weeks of treatment with patients randomized to receive once-a-day treatment with low-dose Qnexa, full-dose Qnexa or placebo. The proportion of patients who completed the EQUIP study losing 5% or more of their initial body weight was 84% for full-dose, 59% for low-dose and 26% for placebo (p<0.0001). The proportion of patients who completed the EQUIP study losing 10% or more of their initial body weight was 60% for full-dose, 27% for low-dose and 12% for the placebo group (p<0.0001).

The EQUIP study met the primary endpoint by demonstrating weight loss with both the full-dose and low-dose of Qnexa, as compared to placebo. Subjects treated with full-dose and low-dose Qnexa had an average weight loss of 11.0% and 5.1% respectively, as compared to weight loss of 1.6% reported in the placebo group (ITT-LOCF p<0000.1). Average weight loss was 37 pounds and 18 pounds with full-dose Qnexa and low-dose Qnexa, respectively, as compared to 6 pounds in the placebo group.

The most common drug-related adverse events reported in the EQUIP study for the full-dose, low-dose and placebo group were paresthesia, or tingling of the extremities (19%, 4% and 2%, respectively), dry mouth (17%, 7% and 4%, respectively), altered taste (8%, 1% and 1%, respectively), headache (12%, 10% and 10%, respectively) and constipation (14%, 8% and 7%, respectively). Overall average completion rates were 47%, 57%, 59% for patients taking placebo, low-dose Qnexa and full-dose Qnexa, respectively.

The second year-long Phase 3 trial, known as CONQUER, enrolled 2,487 overweight and obese adult subjects (1,737 females and 750 males) with BMI's from 27 kg/m2 to 45 kg/m2 and at least two co-morbid conditions, such as hypertension, dyslipidemia and type 2 diabetes. The average baseline BMI of the study population was 36.6 kg/m2 and baseline weight was 227 pounds. Patients had a 4-week dose titration period followed by 52 weeks of treatment with patients randomized to receive once-a-day treatment with mid-dose Qnexa, full-dose Qnexa or placebo. The proportion of patients who completed the CONQUER study losing 5% or more of their initial body weight was 85% for full-dose, 75% for mid-dose and 26% for placebo (p<0.0001). The proportion of patients who completed the CONQUER study losing 10% or more of their initial body weight was 64% for full-dose, 49% for mid-dose and 10% for the placebo group (p<0.0001).

The CONQUER study also met the primary endpoint by demonstrating weight loss with both the full-dose and mid-dose of Qnexa, as compared to placebo. Subjects treated with full-dose and mid-dose Qnexa had an average weight loss of 10.4% and 8.4%, respectively, as compared to weight loss of 1.8% reported in the placebo group (ITT-LOCF p<0000.1). Average weight loss was 30 pounds and 24 pounds with full-dose Qnexa and mid-dose Qnexa, respectively, as compared to 6 pounds in the placebo group.

The most common drug-related adverse events reported in the CONQUER study for the full-dose, mid-dose, and placebo group were paresthesia, or tingling of the extremities (21%, 14% and 2%, respectively), dry mouth (21%, 14% and 2%, respectively), altered taste (10%, 7% and 1%, respectively), headache (10%, 7% and 9%, respectively) and constipation (17%, 15% and 6%, respectively). Overall average completion rates were 57%, 69%, 64% for patients taking placebo, mid-dose Qnexa and full-dose Qnexa, respectively.

In the EQUIP and CONQUER studies, there was no difference between Qnexa and placebo for incidence of moderate or severe depression/depressed mood (1.7%, 1.7%, 1.2% and 1.9% for placebo, Qnexa low-dose, Qnexa mid-dose and Qnexa full-dose, respectively). Patients were monitored for depression and suicidality using the PHQ-9 questionnaire, a validated mental health assessment tool agreed to by the FDA for use in our studies. Overall, depression scores, quality of life, including self esteem and general health, significantly improved for patients on Qnexa. We completed a thorough QT prolongation (TQT) study evaluating subjects taking Qnexa. The study was completed with no signal for QT prolongation. Subjects taking Qnexa also underwent complex and extensive cognitive and psychomotor testing using validated, FDA accepted testing methodologies. There was no clinically significant change in overall cognitive function or effect on psychomotor skills seen in patients taking Qnexa. In addition, Qnexa was well-tolerated, and there was no difference between Qnexa (0.4%) and placebo (0.4%) drug-related serious adverse events in these studies.

We have initiated a one-year extension study for subjects who complete the CONQUER study. The extension study is known as SEQUEL (OB-305). Subjects will continue in a blinded fashion in their respective treatment groups. We believe this extension study is not required by the FDA nor does it need to be completed prior to submission of an NDA. We have enrolled over 650 patients in this study. The purpose of this study is to provide long-term safety and efficacy data for commercial purposes.

Previously, we reported results from a Phase 2 double-blind, randomized, and placebo-controlled clinical trial in which patients on Qnexa lost on average 25.1 pounds as compared to patients in the placebo group who lost 4.8 pounds. This trial involved 200 subjects, 159 women and 41 men, with an average age of 40 and a mean BMI of 38.6 kg/m2. Patients completing the 24-week treatment period lost on average approximately 11% of baseline body weight, as compared to an average 2.8% in the placebo group. The study completion rate for patients on Qnexa over the 24-week treatment period was 92%, as compared to 62% for patients in the placebo group. The most common adverse events included tingling, altered taste, increased urinary frequency and headache. There were no dropouts in the Qnexa arm due to serious or severe adverse events.

The Phase 2 study also demonstrated improvements in patients' quality of life, such as self-esteem, public distress and physical function, when treated with Qnexa. Treatment with topiramate alone showed no improvement in any aspects of quality of life despite significant weight loss. These results suggest that the component of phentermine may increase the tolerability of topiramate, which was the scientific rationale for combining these two agents at low doses for the treatment of obesity and related co-morbidities.

Qnexa for diabetes

Diabetes is a significant worldwide disease. Based on the third edition of the Diabetes Atlas published in 2006, the International Diabetes Federation estimated that in 2007 there were 246 million people with diabetes worldwide, with 46% of those affected in the 40 to 59 age group. Diabetes, mostly type 2 diabetes, now affects 5.9% of the world's adult population, with almost 80% of the total in developing countries. The CDC estimates, based on 2007 data, that nearly 24 million people in the United States have diabetes, mostly type 2 diabetes, and that 57 million people have pre-diabetes, a condition that puts people at increased risk of diabetes. Type 2 diabetes is characterized by inadequate response to insulin and/or inadequate secretion of insulin as blood glucose levels rise. Currently approved therapies for type 2 diabetes are directed toward correcting the body's inadequate response with oral or injectable medications, or directly modifying insulin levels through injection of insulin or insulin analogs.

The currently approved oral medications for type 2 diabetes include insulin releasers such as glyburide, insulin sensitizers such as Actos and Avandia, inhibitors of glucose production by the liver such as metformin, DPP-IV inhibitors like Januvia, as well as Precose and Glyset, which slow the uptake of glucose from the intestine. The global market for diabetes medications was estimated at $24 billion in 2007, according to IMS Health. However, it is estimated that a significant portion of type 2 diabetics fail oral medications and require injected insulin therapy. Current oral medications for type 2 diabetes have a number of side effects, including hypoglycemia, weight gain and edema. Numerous pharmaceutical and biotechnology companies are seeking to develop insulin sensitizers, novel insulin formulations and other therapeutics to improve the treatment of diabetes. Previous clinical studies of topiramate, a component of Qnexa, in type 2 diabetics resulted in a clinically meaningful reduction of hemoglobin A1c, a measure used to determine treatment efficacy of anti-diabetic agents.

In December 2008, we announced the results of our DM-230 diabetes study, a 56-week, Phase 2 clinical trial in 130 type 2 diabetics conducted at 10 sites in the United States. Subjects treated with Qnexa had a reduction in hemoglobin A1c of 1.6%, from 8.8% to 7.2%, as compared to 1.1% from 8.5% to 7.4% in the placebo group (ITT LOCF p=0.0381) at 56 weeks. Subjects in the study were actively managed according to American Diabetes Association, or ADA, standards of care with respect to diabetes medications and lifestyle. For subjects treated with placebo, increases in the number and doses of concurrent anti-diabetic medications were required to bring about the observed reduction in HbA1c. By contrast, concurrent anti-diabetic medications were actually reduced over the course of the trial in subjects treated with Qnexa (p<0.05).

Fasting plasma glucose levels were reduced in subjects treated with Qnexa from 176 mg/dL to 133 mg/dL, as compared to a decrease from 171 mg/dL to 145 mg/dL for the placebo group (p=0.02). Over 56 weeks, subjects treated with Qnexa also lost 9.4% of their baseline body weight, or 20.5 pounds, as compared to 2.7%, or 6.1 pounds, for the placebo group (p<0.0001). Sixty-five percent of the Qnexa patients lost at least 5% of their body weight as compared to

24% in the placebo group (p<0.001), and 37% of the Qnexa patients lost at least 10% of their body weight as compared to 9% of patients in the placebo group (p<0.001). Subjects treated with Qnexa had reductions in blood pressure, triglycerides and waist circumference. Both treatment groups had a study completion rate greater than 90%.

The most common drug-related adverse events reported over the year for the treatment and placebo groups, respectively, were tingling (19% and 0%, respectively), constipation (13% and 4%, respectively) and nausea (12% and 6%, respectively). Patients on antidepressants such as SSRI's or SNRI's were allowed to participate in the studies. Subjects were monitored for depression and suicidality using the PHQ-9 questionnaire, a validated mental health assessment tool agreed to by the FDA for use in our studies. Subjects treated with Qnexa demonstrated greater improvements in PHQ-9 scores from baseline to the end of the study than the placebo group.

Despite a mean baseline HbA1c level of 8.8%, 53% of the subjects treated with Qnexa were able to achieve the ADA recommended goal of 7% or lower, versus 40% of the subjects in the placebo arm (p<0.05). The incidence of hypoglycemia in the treatment and placebo arms were similar (12% and 9%, respectively). Patients in the Qnexa arm experienced no treatment-related serious adverse events.

The DM-230 Phase 2 study enrolled 130 subjects, who completed OB-202, our Phase 2 study for the treatment of obesity, at 10 study sites to continue in a blinded fashion as previously randomized for an additional 28 weeks. The results of the DM-230 study included assessments from the start of the OB-202 study through the end of the DM-230 study in this population, for a total treatment period of 56 weeks.

Qnexa for other indications

We believe Qnexa may be helpful in treating other obesity related diseases including sleep apnea and nonalcoholic steatohepatitis (NASH) or its precursor, nonalcoholic fatty liver disease (NAFLD) also know as fatty liver disease. Sleep apnea is a condition in which patients momentarily pause or stop breathing while sleeping. The pauses in breathing occur frequently throughout the course of sleep. Sleep apnea is often undiagnosed and can lead to severe health problems and even death if left untreated. It is estimated that over 18 million people in the United States have sleep apnea. Currently there are no FDA approved pharmacotherapies to treat sleep apnea. We have initiated a small, single center, proof of concept study in patients with sleep apnea. The primary endpoint in the study is the change in the apnea/hypopnea index after 28 weeks of Qnexa treatment. Results of the study are expected in the first half of 2010.

We believe Qnexa may also be helpful in treating fatty liver disease. Excess fat in the liver may eventually lead to cirrhosis and permanent liver damage. It is estimated that 2% to 5% of people in the United States have NASH and 10% to 20% have fat in their liver. Although we are highly interested in exploring the use of Qnexa to treat fatty liver disease, no clinical trials for this indication are underway.

Avanafil for erectile dysfunction

Erectile dysfunction, or ED, is defined as the inability to attain or maintain an erection sufficient for intercourse. ED was reported by 52% of men between the ages of 40 to 70, according to the Massachusetts Male Aging Study, with the incidence increasing with age. ED, frequently associated with vascular problems, is particularly common in men with diabetes and in those who have had a radical prostatectomy for prostate cancer. PDE5 inhibitors such as sildenafil citrate (Viagra®), vardenafil (Levitra®) and tadalafil (Cialis®), which inhibit the breakdown of cyclic guanosine monophosphate, have been shown to be effective treatments for ED.

The worldwide sales in 2008 of PDE5 inhibitor products for ED were in excess of $3.7 billion, including approximately $1.9 billion in sales of Viagra, approximately $1.5 billion in sales of Cialis and approximately $300 million in estimated sales of Levitra. Based on the aging population and the desire to maintain an active sexual lifestyle, we believe the market for PDE5 inhibitors will continue to grow.

Avanafil is an oral PDE5 inhibitor investigational product candidate, which we licensed from Tanabe Seiyaku Co., Ltd., or Tanabe, in 2001. In October 2007, Tanabe and Mitsubishi Pharma Corporation completed their merger and announced their name change to Mitsubishi Tanabe Pharma Corporation, or Mitsubishi Tanabe. Our US patent on avanafil (US 6,656,935) expires in 2020. We have exclusive worldwide development and commercialization rights for avanafil with the exception of certain Asian markets.

Pre-clinical and clinical data suggest that avanafil:

•
is highly selective to PDE5, which we believe may result in a favorable side effect profile;
•
has a shorter plasma half-life than the current commercially available PDE5 inhibitors; and
•
is fast-acting.

Avanafil possesses a shorter plasma half-life than other PDE5 inhibitors currently on the market. The plasma half-life of a drug is the amount of time required for 50% of the drug to be removed from the bloodstream. We believe avanafil's short half-life and fast onset of action are ideal characteristics for the treatment of ED.

We have conducted a number of clinical trials with avanafil, including pharmacokinetic and in-clinic studies, as well as at-home efficacy trials in men with ED.

We previously announced results from a Phase 2, multi-center, double-blind, randomized, parallel-design study conducted to assess the safety and efficacy of different doses of avanafil for the treatment of ED. Patients in this study were instructed to attempt sexual intercourse 30 minutes after taking avanafil, with no restrictions on food or alcohol consumption. Results showed that on the highest doses up to 84% of avanafil treated patients had erections sufficient for vaginal penetration, as compared to those who received a dosage of placebo. No serious adverse events were reported during this study.

We previously released the results from an open-label, pharmacokinetic study designed to evaluate the feasibility of allowing avanafil to be taken twice in a 24-hour period. This study compared blood levels of avanafil in healthy volunteer subjects after taking a single dose of avanafil and after taking avanafil every 12 hours for seven days. The results showed no significant plasma accumulation of avanafil after the twice-a-day treatment regimen when compared to the single dose.

We also previously announced the results of a clinical pharmacology study conducted to evaluate the hemodynamic responses (blood pressure and heart rate) to glyceryl trinitrate in subjects pretreated with placebo, avanafil, and sildenafil citrate (Viagra). Results revealed that avanafil had less impact on blood pressure and heart rate than Viagra. The clinical significance of this data is unknown.

In December 2008, we initiated the first of several pivotal Phase 3 studies of avanafil. The first study, REVIVE (TA-301), is a randomized, double-blind, placebo-controlled, efficacy and safety study of avanafil in men with a history of ED. In April 2009, we completed enrollment in this study. Subjects will undergo a four-week run-in period followed by 12 weeks of treatment. Subjects will be randomized to placebo or one of three dose levels of active drug. The primary endpoints of the study will be improvement in erectile function as measured by the Sexual Encounter Profile, or SEP, and improvements in the International Index of Erectile Function score, or IIEF. Improvements in SEP and IIEF measurements are FDA recognized standard endpoints for clinical trials in this therapeutic area.

The REVIVE study is being conducted pursuant to an SPA agreement with the FDA. REVIVE has enrolled over 600 patients at approximately 40 sites in the United States. Subjects are instructed to attempt sexual intercourse 30 minutes after taking avanafil, with no restrictions on food or alcohol consumption. REVIVE will study three doses of avanafil: 50mg, 100mg and 200mg.

The Phase 3 program will include two additional studies. It is expected that REVIVE-Diabetes (TA-302) will enroll 375 subjects with ED caused by diabetes; REVIVE-RP (TA-303) will enroll 375 subjects with ED who have undergone a radical prostatectomy. REVIVE-Diabetes and REVIVE-RP have commenced enrollment. Subjects will undergo a four-week run-in period followed by 12 weeks of treatment. Subjects will be randomized to placebo or one of three dose levels of active drug. The primary endpoints of the study will be improvement in erectile function as measured by the Sexual Encounter Profile and improvements in the IIEF score. Subjects are instructed to attempt sexual intercourse 30 minutes after taking avanafil, with no restrictions on food or alcohol consumption. REVIVE-Diabetes and REVIVE-RP will study two doses of avanafil: 100mg and 200mg.

The Phase 3 program will also include an open-label safety study, TA-314. Enrollment in TA-314 has begun. The open label study will follow subjects for up to one year with the objective of providing data on at least 300 subjects for six months and 100 subjects for 12 months. We have also completed a thorough QT interval study. The study demonstrated that avanafil had no significant impact on QT intervals.

We anticipate receiving data from the first Phase 3 trial by the end of 2009.

The offering

Common stock we are offering	9,000,000 shares
Common stock to be outstanding after this offering	78,959,606 shares
Use of proceeds
We intend to use the net proceeds from this public offering to fund our research and development efforts, including manufacturing activities and clinical trials for our proprietary product candidates and investment in select pre-commercial and commercial activities, and for general corporate purposes, including working capital. See "Use of Proceeds" on page S-18.
Risk Factors	Investing in our common stock involves a high degree of risk. See "Risk Factors" on page S-12.
NASDAQ Global Market symbol	VVUS

The number of shares of our common stock to be outstanding immediately after this offering is based on 69,959,606 shares outstanding as of June 30, 2009 and excludes:

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7,609,910 shares of our common stock issuable upon the exercise of options outstanding as of June 30, 2009, having a weighted-average exercise price of approximately $4.69 per share; and

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an aggregate of 252,376 shares of common stock reserved for future issuance under our 2001 Stock Option Plan and 169,066 shares of common stock reserved for future issuance under our Employee Stock Purchase Plan.

Except as otherwise indicated, all information in the prospectus supplement assumes no exercise by the underwriters of their over-allotment option.

Risk factors

An investment in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks described below and discussed under the section captioned "Risk factors" contained in our Annual Report on Form 10-K for the annual period ended December 31, 2008 and in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009, which are incorporated by reference in this prospectus supplement and the accompanying prospectus in their entirety, together with other information in this prospectus supplement, the accompanying prospectus, the information and documents incorporated by reference, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

Risks related to this offering

We are largely dependent on the success of our two product candidates in Phase 3 clinical development: Qnexa, for treatment of obesity, and avanafil, for treatment of erectile dysfunction, and cannot be certain that either product candidate will receive regulatory approval or be successfully commercialized.

We currently have only a limited number of product candidates in clinical development, and business currently depends on their successful development and commercialization. The research, testing, manufacturing, labeling, approval, sale, marketing and distribution of drug products are subject to extensive regulation by the U.S. Food and Drug Administration, or FDA, and other regulatory authorities in the United States and other countries, which regulations differ from country to country. We are not permitted to market our product candidates in the United States until we receive approval of a new drug application, or NDA, from the FDA, or in any foreign countries until we receive the requisite approval from the regulatory authorities of such countries.

Regulatory approval of an NDA or NDA supplement is not guaranteed. Despite the time and expense exerted, failure can occur at any stage, and we could encounter problems that cause us to abandon clinical trials or to repeat or perform additional pre-clinical studies and clinical trials. The number of pre-clinical studies and clinical trials that will be required for FDA approval varies depending on the drug candidate, the disease or condition that the drug candidate is designed to target and the regulations applicable to any particular drug candidate. The FDA can delay, limit or deny approval of a drug candidate for many reasons, including:

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the FDA may not deem a product candidate safe and effective;

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the FDA may not find the data from pre-clinical studies and clinical trials sufficient to support approval;

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the FDA may require additional pre-clinical or clinical studies;

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the FDA may not accept our stability data for commercial product;

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the FDA may not approve of our third-party manufacturers' processes and facilities;

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the FDA may not accept our NDA submission (which is expected to be electronic) due to, among other reasons, the formatting of the submission; or

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the FDA may change its approval policies, adopt new regulations or provide new guidance with significant requirements not currently included or considered for new drugs seeking NDA approval.

We have not yet submitted an NDA for our most advanced drug candidate, Qnexa, and our next most advanced drug candidate, avanafil, has not completed the large, pivotal Phase 3 clinical trials for efficacy and safety that are required for FDA approval. In addition, neither Qnexa nor avanafil have completed certain manufacturing requirements including sufficient stability data that are required for FDA approval. Notwithstanding our belief that the data collected from our three Phase 3 trials of Qnexa is very promising, and even if we believe that data collected from our pre-clinical studies and clinical trials of our other drug candidates are promising and that our information and procedures regarding chemistry, manufacturing and controls are sufficient, our data may not be sufficient to support approval by the FDA or any other United States or foreign regulatory authority.

In addition, we believe that the regulatory review of NDAs for drug candidates intended for widespread use by a large proportion of the general population is becoming increasingly focused on safety. In this regard, it is possible that some of our drug candidates, including Qnexa and avanafil, will be subject to increased scrutiny to show adequate safety than would drug candidates for more acute or life-threatening diseases, such as cancer. Even if approved, drug candidates may not be approved for all indications requested and such approval may be subject to limitations on the indicated uses for which the drug may be marketed and may have restricted access programs. Our business and reputation may be harmed by any failure or significant delay in receiving regulatory approval for the sale of any drugs resulting from our drug candidates. As a result, we cannot predict when or whether regulatory approval will be obtained for any of our drug candidates currently under development.

The results of pre-clinical studies and completed clinical trials are not necessarily predictive of future results, and our current investigational product candidates may not have favorable results in later studies or trials.

Pre-clinical studies and Phase 1 and Phase 2 clinical trials are not primarily designed to test the efficacy of an investigational product candidate in the general population, but rather to test initial safety, to study pharmacokinetics and pharmacodynamics, to study limited efficacy in a selected disease population, and to identify and attempt to understand the investigational product candidate's side effects at various doses and dosing schedules. Success in pre-clinical studies or completed clinical trials does not ensure that later studies or trials, including continuing pre-clinical studies and large-scale clinical trials, will be successful nor does it necessarily predict future results. Favorable results in early studies or trials may not be repeated in later studies or trials, and investigational product candidates in later stage trials may fail to show acceptable safety and efficacy despite having progressed through initial-stage trials. In addition, the placebo rate in larger studies may be higher than expected.

Although we recently announced results from two pivotal Phase 3 clinical trials for safety and efficacy of our most advanced drug candidate, Qnexa, we continue to analyze the data collected in these trials. Consequently, it is possible that further analysis of this and other data on Qnexa may yield information or suggest conclusions not yet known that may negatively impact the drug's chances for regulatory approval, market acceptance or safety profile.

Our other investigational product candidates, avanafil and Luramist, have not successfully completed all of the large, pivotal Phase 3 trials for efficacy and safety that are required for approval by the FDA and other worldwide regulatory authorities. Pre-clinical data and the limited clinical results that we have obtained for these investigational product candidates may not predict results from studies in larger numbers of subjects in multiple sites drawn from more diverse populations treated for longer periods of time. The smaller and shorter clinical trials also may not predict the ability of these investigational products to achieve or sustain the desired effects in the broad intended population or to do so safely. We may also decide to not conduct additional Phase 2 studies prior to the initiation of pivotal Phase 3 studies. In addition, we may elect to enter into pivotal Phase 3 studies with a new formulation, dosage, delivery system or choose to study different populations than had been studied in previous clinical trials.

Qnexa is our proprietary capsule formulation investigational product candidate containing the active ingredients phentermine and topiramate. Phentermine was approved for the short-term treatment of obesity by the FDA in 1959. Topiramate is approved for seizures (1996) and migraine prevention (2004). Published studies on topiramate reported that topiramate treatment produced weight loss. By combining these compounds, Qnexa attempts to simultaneously address excessive appetite and a high threshold for satiety, the two main mechanisms believed to impact eating behavior. Although we believe Qnexa affects the two major causes of overeating, excessive hunger and the inability to feel satisfied, we may not be correct in our assessment of the impact the combination of these two ingredients may have on weight loss or their mechanism of action. Earlier studies with Qnexa were completed using a twice-a-day dose. The twice-a-day dose and timing of the administration of the active ingredients was determined by the inventor through the treatment of patients in his private practice. We have completed the once-a-day formulation development of Qnexa and used a once-a-day formulation in our completed Phase 3 studies of Qnexa. We have completed various pharmacokinetic studies of the once-a-day formulations to characterize the pharmacokinetic profile of the once-a-day formulation of Qnexa.The FDA has also asked us to study the effects of a lower dose of Qnexa, which we did in the Phase 3 obesity trials. We are unable to predict the effect of the inclusion of a lower dose group in the Phase 3 obesity trials on the overall development program of Qnexa.

We will be required to demonstrate through larger-scale clinical trials that our investigational product candidates are safe and effective for use in a broad population before we can seek regulatory approvals for their commercial sale. There is typically a high rate of attrition from the failure of investigational product candidates proceeding through clinical trials. To date, long-term safety and efficacy have not been demonstrated in clinical trials for any of our current investigational product candidates. If any of our investigational product candidates fail to demonstrate sufficient safety and efficacy in any clinical trial, we will experience potentially significant delays in, or decide to abandon development of, that investigational product candidate. If we abandon or are delayed in our development efforts related to any of our investigational products, we may not be able to generate sufficient revenues to continue our operations and clinical studies at the current level or become profitable. Our reputation in the industry and in the investment community would likely be significantly damaged. It may not be possible for us to complete financings, and our stock price would likely decrease significantly.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our product candidates and cause the price of our common stock to decline.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

Since the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the public offering price of $10.50 per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $7.92 per share in the net tangible book value of the common stock. See the section entitled "Dilution" below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

Forward-looking statements

This prospectus supplement, the accompanying prospectus, the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "may," "might," "predict," "should," "will" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these statements include, among other things, statements relating to:

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the development of our product candidates;

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the success and timing of our preclinical studies and clinical trials, and the commencement of future clinical trials;

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the submission and timing of applications for regulatory approvals;

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the establishment and development of collaborative partnerships;

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our ability to identify new potential product candidates;

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our ability to demonstrate through clinical testing the safety and effectiveness of our clinical investigational drug candidates;

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our ability to build our commercial infrastructure;

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our ability to achieve commercial acceptance of our product candidates if approved for commercial sale;

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our ability to scale-up our manufacturing capabilities and facilities;

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the use of proceeds from any offering;

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our projected financial and operating results;

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our projected capital expenditures; and

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our liquidity.

Because the risks and uncertainties referred to above, as well as the risk factors incorporated by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus supplement or the accompanying prospectus or the date of documents incorporated by reference in this prospectus supplement that include forward-looking statements.

You should understand that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. Before deciding to purchase our common stock, you should carefully consider the risk factors discussed herein or incorporated by reference, in addition to the other information set forth in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering.

 Use of proceeds

We estimate that the net proceeds from the sale of the 9,000,000 shares of common stock that we are offering will be approximately $89.2 million, or approximately $102.7 million if the underwriters exercise in full their option to purchase 1,350,000 additional shares of common stock, based on the public offering price of $10.50 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this public offering to fund our research and development efforts, including manufacturing activities and clinical trials for our proprietary product candidates and investment in select pre-commercial and commercial activities, and for general corporate purposes, including working capital. We may also use a portion of the net proceeds from this public offering to acquire or invest in complementary businesses, technologies, product candidates or other intellectual property, although we have no present commitments or agreements to do so.

The amounts and timing of these expenditures will depend on a number of factors, such as the timing and progress of our research and development efforts, technological advances and the competitive environment for our product candidates. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, we will retain broad discretion over the use of these proceeds. Pending application of the net proceeds as described above, we intend to temporarily invest the proceeds in short and long-term interest bearing instruments.

 Dilution

Our net tangible book value as of June 30, 2009 was approximately $114.8 million, or $1.64 per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of June 30, 2009. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this public offering and the net tangible book value per share of our common stock immediately after this public offering.

After giving effect to the sale of 9,000,000 shares of our common stock in this public offering at the public offering price of $10.50 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2009 would have been approximately $204.1 million, or $2.58 per share. This represents an immediate increase in net tangible book value of $0.94 per share to existing stockholders and immediate dilution in net tangible book value of $7.92 per share to new investors purchasing our common stock in this public offering at the assumed public offering price. The following table illustrates this dilution on a per share basis:

Public offering price per share		$10.50
Net tangible book value per share as of June 30, 2009	$1.64
Increase per share attributable to new investors	$0.94

As adjusted net tangible book value per share after this public offering		$2.58

Dilution per share to new investors		$7.92

If the underwriters exercise in full their option to purchase 1,350,000 additional shares of common stock at the offering price of $10.50 per share, the as adjusted net tangible book value after this offering would be $2.71 per share, representing an increase in net tangible book value of $0.13 per share to existing stockholders and immediate dilution in net tangible book value of $7.79 per share to new investors purchasing our common stock in this offering at the assumed public offering price.

The above discussion and table are based on 69,959,606 shares outstanding as of June 30, 2009 and exclude:

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7,609,910 shares of our common stock issuable upon the exercise of options outstanding as of June 30, 2009, having a weighted-average exercise price of approximately $4.69 per share; and

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an aggregate of 252,376 shares of common stock reserved for future issuance under our 2001 Stock Option Plan and 169,066 shares of common stock reserved for future issuance under our Employee Stock Purchase Plan.

To the extent that outstanding options are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

Certain United States federal income tax and estate tax consequences to non-U.S. holders

The following is a summary of certain U.S. federal income tax and estate tax consequences of the purchase, ownership and disposition of our common stock to non-U.S. holders, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income or estate tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction or under U.S. federal gift and estate tax laws, except to the limited extent below. In addition, this discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

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banks, insurance companies or other financial institutions;

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persons subject to the alternative minimum tax;

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tax-exempt organizations;

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dealers in securities or currencies;

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traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

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persons that own, or are deemed to own, more than five percent of our common stock (except to the extent specifically set forth below);

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former citizens or long-term residents of the United States;

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persons who hold our common stock as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction;

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partnerships or other pass through entities (or investors in such entities);

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persons who do not hold our common stock as a capital asset (within the meaning of Section 1221 of the Internal Revenue Code); or

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persons deemed to sell our common stock under the constructive sale provisions of the Internal Revenue Code.

If an entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the United States federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the United States federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. holder defined

For purposes of this discussion, you are a non-U.S. holder if you are, for U.S. federal income tax purposes, an individual, corporation, estate or trust other than:

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an individual who is a citizen or resident of the United States;

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a corporation created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

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an estate whose income is subject to U.S. federal income tax regardless of its source; or

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a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) which has made an election to be treated as a U.S. person.

Distributions

We have not made any distributions on our common stock, and we do not plan to make any distributions for the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock (determined on a share by share basis), but not below zero, and then will be treated as gain from the sale of stock.

Any dividend paid to you generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may be able to obtain a refund of any excess amounts currently withheld if you file an appropriate claim for refund with the IRS.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business generally are exempt from such withholding tax. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are generally taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Gain on disposition of common stock

You generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

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the gain is effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by you in the United States);

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you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

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our common stock constitutes a U.S. real property interest by reason of our status as a "United States real property holding corporation" for U.S. federal income tax purposes, a USRPHC, at any time within the shorter of the five-year period preceding the disposition or your holding period for our common stock (the "applicable period").

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we are not currently or that we will not become a USRPHC in the future. Even if we are or become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the applicable period.

If you are a non-U.S. holder described in the first bullet above, you generally will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and corporate non-U.S. holders described in the first bullet above may be subject to a branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). If you are a non-U.S. holder described in the third bullet point above, any gain generally will be taxed in the same manner as the gain described in the first bullet point above, except that the branch profits tax will not apply. You should consult any applicable income tax or other treaties that may provide for different rules.

Backup withholding and information reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report is sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of stock made to you may be subject to information reporting and backup withholding at a current rate of 28% unless you establish an exemption, for example by properly certifying your non-U.S. status on a Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

The preceding discussion of United States federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular United States federal, state, local and non-U.S. tax consequences of purchasing, owning and disposing of our common stock, including the consequences of any possible change in applicable laws.

Federal estate tax

Our common stock held by an individual non-U.S. holder at the time of death generally will be included in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

 Underwriting

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities Inc. is acting as sole book-running manager of the offering and as representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of shares

J.P. Morgan Securities Inc.	8,100,000
JMP Securities LLC	300,000
Lazard Capital Market LLC	300,000
Merriman Curhan Ford & Co.	300,000

Total	9,000,000

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.33075 per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $0.11025 per share from the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

The underwriters have an option to buy up to 1,350,000 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $0.55125 per share. The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Without over- allotment exercise	With full over- allotment exercise

Per share	$0.55125	$0.55125
Total	$4,961,250	$5,705,437.50

The underwriters have agreed to reimburse us for certain of our expenses, which may include legal and other advisors' fees, of $2,000,000. We estimate that our total unreimbursed expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $300,000.

We have agreed, for a period of 60 days after the date of this prospectus supplement, not to, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933, as amended, relating to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities Inc., other than (a) the shares of common stock to be sold in this offering, (b) shares of common stock issued upon exercise of options granted under our stock option plans or employee stock purchase plans and (c) shares sold to third party collaborators in an amount not to exceed 5% of our common stock so long as such third party agrees to enter into a lock-up agreement as described below with respect to such shares. Notwithstanding the foregoing, if (i) during the last 17 days of the 60-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons for a period of 60 days after the date of this prospectus supplement, may not, subject to limited exceptions, without the prior written consent of J.P. Morgan Securities Inc., (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including without limitation, common stock which may be deemed to be beneficially owned by the lock-up signatory in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exchangeable for our common stock. Notwithstanding the foregoing, if (i) during the last 17 days of the 60-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, as amended, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them. These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on The NASDAQ Global Market, in the over-the-counter market or otherwise.

In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on The NASDAQ Global Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on The NASDAQ Global Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the European Union Prospectus Directive (the "EU Prospectus Directive") is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of common stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

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to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

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to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

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to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running managers for any such offer; or

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in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of any common stock in circumstances in which Section 21(1) of the FSMA does not apply to us and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. Lazard Fréres & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith.

Legal matters

Various legal matters related to the offering will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. John Slebir, an attorney at Wilson Sonsini Goodrich & Rosati, Professional Corporation, also serves as our General Counsel. Certain legal matters will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

Experts

The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of Odenberg, Ullakko, Muranishi & Co. LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the SEC under the Securities Act of 1933, as amended, on September 16, 2009, and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

Information incorporated by reference

The SEC allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information contained in this prospectus supplement and the accompanying prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus supplement and the accompanying prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 and exhibits filed on such form that are related to such items) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of the prospectus supplement and before the sale of all the securities covered by this prospectus supplement:

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our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 11, 2009;

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the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2008 from our definitive proxy statement on Schedule 14A, filed with the SEC on April 30, 2009;

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our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009 and June 30, 2009 filed with the SEC on May 11, 2009 and July 31, 2009, respectively;

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our Current Reports on Form 8-K filed with the SEC on January 7, 2009, January 13, 2009, January 29, 2009, February 3, 2009, February 11, 2009, March 9, 2009, March 11, 2009, March 19, 2009, April 9, 2009, May 11, 2009, July 15, 2009, August 11, 2009, August 17, 2009, September 3, 2009, September 8, 2009, September 9, 2009 and September 14, 2009 (other than the portions of these reports furnished but not filed pursuant to SEC rules and the exhibits filed on such form that relate to such portions); and

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the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on April 7, 1994, including any amendments or reports filed for the purpose of updating such description.

We will provide to each person who so requests, including any beneficial owner to whom a prospectus is delivered, a copy of any and all of the documents incorporated by reference (including exhibits to these documents). You may request a copy of these filings, at no cost, by telephoning (650) 934-5200 or writing us at:

Office of the Chief Financial Officer
VIVUS, Inc.
1172 Castro Street
Mountain View, CA 94040

Prospectus

VIVUS, Inc.

Common Stock

From time to time, we may offer and sell shares of common stock in amounts, at prices and on terms described in one or more supplements to this prospectus.

This prospectus describes some of the general terms that may apply to an offering of our common stock. The specific terms and any other information relating to a specific offering will be set forth in a post-effective amendment to the registration statement of which this prospectus is a part or in a supplement to this prospectus, or may be set forth in one or more documents incorporated by reference into this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with a specific offering. You should read this prospectus, the applicable prospectus supplement and any related free writing prospectuses that we have authorized for use in connection with a specific offering, as well as any documents incorporated by reference in this prospectus and the applicable prospectus supplement, carefully before you invest.

We may offer and sell shares of common stock to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution. The net proceeds we expect to receive from sales by us will be set forth in the applicable prospectus supplement.

Our common stock is listed on The NASDAQ Global Market under the trading symbol "VVUS." On September 15, 2009, the last reported sale price of our common stock was $11.23 per share.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading "Risk Factors" contained in the applicable prospectus supplement and in any related free writing prospectuses that we have authorized for use in connection with a specific offering, and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 16, 2009

 About this prospectus

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using the "shelf" registration process. By using a shelf registration statement, we may offer and sell from time to time in one or more offerings the common stock described in this prospectus. No limit exists on the aggregate number of shares of common stock we may sell pursuant to the registration statement.

You should rely only on the information contained in, or incorporated by reference into, this prospectus and any applicable prospectus supplement, along with the information contained in any free writing prospectuses that we have authorized for use in connection with a specific offering. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, in any applicable prospectus supplement or in any related free writing prospectus, is accurate as of any date other than its date regardless of the time of delivery of the prospectus, prospectus supplement or related free writing prospectus, or any sale of the common stock. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement.

This prospectus supplement contains references to a number of our trademarks that are registered or are subject to pending applications or to which we have common law rights. These include, but are not limited to, the following: VIVUS®, Qnexa™, Luramist™, Evamist™, MDTS® and MUSE®. Each trademark, trade name or service mark of any other company appearing in this prospectus supplement or the accompany prospectus belongs to its holder.

We urge you to read carefully this prospectus, any applicable prospectus supplement and any related free writing prospectus that we have authorized for use in connection with a specific offering, together with the information incorporated herein by reference as described under the heading "Where You Can Find More Information," before deciding whether to invest in any of the common stock being offered.

References in this prospectus to "VIVUS," "we," "us" and "our" refer to VIVUS, Inc., a Delaware corporation. Our principal executive offices are located at 1172 Castro Street, Mountain View, California and our telephone number is (650) 934-5200. Our web site address is www.vivus.com. The information contained in, or that can be accessed through, our web site is not part of, and is not incorporated by reference in, this prospectus.

 Risk factors

Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors identified in any applicable prospectus supplement and in any related free writing prospectuses that we have authorized for use in connection with a specific offering, as well as in our most recent annual and quarterly filings with the SEC, in addition to the other information contained in this prospectus, any applicable prospectus supplement, the documents incorporated by reference herein or therein, and in any free writing prospectuses that we have authorized for use in connection with a specific offering, before deciding whether to purchase any of our common stock. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock, and you may lose all or part of your investment.

Forward-looking statements

This prospectus and the documents incorporated by reference contain forward-looking statements that are based on our management's beliefs and assumptions and on information currently available to our management. Discussions containing these forward-looking statements may be found, among other places, in "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference from our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. Forward-looking statements include, but are not limited to, statements about:

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the development of our product candidates;

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the success and timing of our preclinical studies and clinical trials, and the commencement of future clinical trials;

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the submission and timing of applications for regulatory approvals;

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the establishment and development of collaborative partnerships;

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our ability to identify new potential product candidates;

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our ability to demonstrate through clinical testing the safety and effectiveness of our clinical investigational drug candidates;

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our ability to build our commercial infrastructure;

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our ability to achieve commercial acceptance of our product candidates if approved for commercial sale;

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our ability to scale-up our manufacturing capabilities and facilities;

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the use of proceeds from any offering;

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our projected financial and operating results;

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our projected capital expenditures; and

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our liquidity.

In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expects," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "potential" and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. We discuss many of these risks, uncertainties and other factors in greater detail under the heading "Risk Factors" contained in the applicable prospectus supplement, in any related free writing prospectuses that we have authorized for use in connection with a specific offering, and in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should read carefully this prospectus, any applicable prospectus supplement and any related free writing prospectuses that we have authorized for use in connection with a specific offering, together with the information incorporated herein by reference as described under the heading "Where You Can Find More Information," completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify all of our forward-looking statements by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons that actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Use of proceeds

Except as described in any prospectus supplement or in any related free writing prospectus that we have authorized for use in connection with a specific offering, we anticipate using the net proceeds to us from the sale of our common stock to fund our research and development efforts, including manufacturing activities and clinical trials for our proprietary product candidates and investment in select pre-commercial and commercial activities, and for general corporate purposes, including working capital. Although we currently have no commitments or agreements to acquire or invest in complementary businesses, technologies, product candidates or other intellectual property, our management will have broad discretion as to the allocation of the net proceeds received in any offering and may use these proceeds for that purpose in the future. Pending use of the net proceeds, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

 Description of common stock

Our certificate of incorporation authorizes us to issue up to 200,000,000 shares of common stock, $0.001 par value. As of September 11, 2009, there were 70,124,078 shares of common stock issued and outstanding. We may issue shares of our common stock from time to time in one or more offerings. We will set forth in the applicable prospectus supplement a description of the terms of the offering of common stock, including the offering price, the net proceeds to us, and other offering material relating to such offering.

The holders of shares of our common stock are entitled to one vote per share on all matters to be voted on by stockholders. Common stock holders are entitled to receive dividends declared by the board of directors out of funds legally available for the payment of dividends, subject to the rights, if any, of preferred stock holders. We have never paid a dividend and we do not anticipate paying a dividend in the foreseeable future. Upon any liquidation, dissolution or winding up of our business, the holders of common stock are entitled to share equally in all assets available for distribution after payment of all liabilities and provision for liquidation preference of shares of preferred stock then outstanding. The holders of common stock have no preemptive rights and no rights to convert their common stock into any other securities. There are also no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and nonassessable.

Anti-takeover effects of Delaware law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

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prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder,

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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

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by persons who are directors and also officers, and

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by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

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at or subsequent to such time, the business combination is approved by the board of directors and is authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines "business combination" to include:

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any merger or consolidation involving the corporation and the interested stockholder;

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any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

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subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder, or

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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an "interested stockholder" as any entity or person who or which beneficially owns (or within three years did own) 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Transfer agent and registrar

The transfer agent and registrar for our common stock is Computershare Investor Services, 2 N. LaSalle Street, Chicago, Illinois 60602.

NASDAQ Global Market listing

Our common stock is listed on The NASDAQ Global Market under the symbol "VVUS."

Validity of common stock

The validity of the shares of common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, and for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement. John Slebir, an attorney at Wilson Sonsini Goodrich & Rosati, Professional Corporation, also serves as our General Counsel.

Experts

The financial statements and management's assessment of the effectiveness of our internal control over financial reporting (which is included in Management's Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of Odenberg, Ullakko, Muranishi & Co. LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, as amended. As permitted by the SEC, this prospectus does not contain all the information in the registration statement filed with the SEC. For a more complete understanding of an offering of our common stock, you should refer to the complete registration statement on Form S-3 that may be obtained from the location described below. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including VIVUS, Inc. The SEC's Internet site can be found at http://www.sec.gov.

The SEC allows us to "incorporate by reference" information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement. We incorporate by reference the following information or documents that we have filed with the SEC:

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our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 11, 2009;

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the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2008 from our definitive proxy statement on Schedule 14A, filed with the SEC on April 30, 2009;

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our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009 and June 30, 2009 filed with the SEC on May 11, 2009 and July 31, 2009, respectively;

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our Current Reports on Form 8-K filed with the SEC on January 7, 2009, January 13, 2009, January 29, 2009, February 3, 2009, February 11, 2009, March 9, 2009, March 11, 2009, March 19, 2009, April 9, 2009, May 11, 2009, July 15, 2009, August 11, 2009, August 17, 2009, September 3, 2009, September 8, 2009, September 9, 2009 and September 14, 2009 (other than the portions of these reports furnished but not filed pursuant to SEC rules and the exhibits filed on such form that relate to such portions); and

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the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on April 7, 1994, including any amendments or reports filed for the purpose of updating such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 thereof and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide to each person who so requests, including any beneficial owner to whom a prospectus is delivered, a copy of any and all of the documents incorporated by reference (including exhibits to these documents). You may request a copy of these filings, at no cost, by telephoning (650) 934-5200 or writing us at:

Office of the Chief Financial Officer
VIVUS, Inc.
1172 Castro Street
Mountain View, CA 94040

9,000,000 shares

VIVUS, Inc.

Common stock

Prospectus Supplement

Sole book-running manager
J.P.Morgan

JMP Securities
Lazard Capital Markets
Merriman Curhan Ford

September 17, 2009